UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 18, 2013

CVSL Inc.

(Exact name of registrant as specified in its charter)

Florida	Commission	98-0534701
(State or other jurisdiction	File No.: 00-52818	(IRS Employer
of incorporation or organization)		Identification No.)

2400 North Dallas Parkway, Suite 230, Plano, Texas 75093

(Address of principal executive offices and zip code)

(972) 398-7120

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2013, the Board of Directors (the “Board”) of CVSL Inc. (the “Company”) adopted a bonus plan for directors (the “Plan”).  Under the Plan, directors of the Company may receive awards of units (“Units”) that constitute stock appreciation rights with respect to the Company’s common stock.

The Plan will be administered by a committee appointed by the Board (the “Committee”).  The initial members of the Committee are John P. Rochon and Kelly L. Kittrell.  The Committee has authority to grant awards of Units to the Company’s directors from time to time, and to determine the number of Units subject to such award.  All questions of interpretation and application of the Plan, and the terms and conditions pursuant to which awards are granted or forfeited (or pursuant to which amounts are paid under the provisions of the Plan), are subject to the determination of the Committee.

Each grant of Units under the Plan will be evidenced by an award agreement (an “Award Agreement”) containing terms and provisions that are approved by the Committee and that are consistent with the Plan, including, among other things, vesting provisions and arrangements whereby Units will be granted upon the achievement of specific performance objectives established by the Committee.  The Company will execute each Award Agreement with a director upon instructions from the Committee.

Except as provided otherwise in an Award Agreement, a grantee will not be vested in his or her right to receive a payment attributable to the Units granted to him or her under an Award Agreement unless the grantee remains in Continuous Service (as defined in the Plan) until the earlier of the grantee’s death, Disability (as defined in the Plan), or other applicable vesting date or dates of the award specified in the Award Agreement (each, a “Vesting Date”).

A grantee will be entitled to payments (the “Cash-Out Payments”) commencing within the 60-day period following a Vesting Date, with the actual payment date during such 60-day period to be determined by the Committee (the “Payment Commencement Date”).  The Cash-Out Payments with respect to a Vesting Date other than a grantee’s death or Disability will be paid in three substantially equal annual payments, the first such payment to be made on the Payment Commencement Date, the second payment to be made on the first anniversary of the Payment Commencement Date and the third payment to be made on the second anniversary of the Payment Commencement Date.  The unpaid amounts during such payment period will be credited with interest at a rate of LIBOR plus 2% per year, with unpaid accrued interest paid with the next scheduled Cash-Out Payment.  The Cash-Out Payment with respect to a Vesting Date attributable to a grantee’s death or Disability will be paid in a single lump sum payment on the Payment Commencement Date.  The aggregate amount of a Cash-Out Payment payable as a result of a Vesting Date will be (a)(i) the average closing prices of the Company’s common stock for the 10 trading days immediately preceding the Vesting Date, less (ii) the average closing prices of the Company’s common stock for the 10 trading days immediately preceding the grant date, multiplied by (b) the number of Units that become vested on that Vesting Date.

If a grantee’s Continuous Service ends for any reason (other than death or Disability) before a Vesting Date, the grantee will forfeit all unvested Units and all rights to payments for such Units.  However, if a grantee’s services are terminated or end for any reason other than death or Disability after a Vesting Date, 20% of each remaining Cash-Out Payment will be forfeited and no interest shall be paid on the forfeited amount.  The remaining 80% of the scheduled Cash-Out Payments will be paid as if the grantee was still providing Continuous Service to the Company.

The number of Units covered by each outstanding grant under an Award Agreement will be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation, or the like, of or by the Company, so long as such adjustment does not cause the award to fail to satisfy the requirements of Section 409A of the Internal Revenue Code (“Section 409A”).

Awards under the Plan are not transferable, except by the laws of descent and distribution, and amounts payable under the Plan will be made only to the grantee during the grantee’s lifetime.

The Plan may be amended or discontinued by the Board without the approval of the shareholders of the Company.  The Plan will terminate on July 18, 2019.  Any amendment or termination of the Plan will be subject to the applicable provisions of Section 409A, and the Board has the right to terminate the Plan and any awards granted under the Plan in connection with a change in control event as described in Treasury Regulation Section 1.409A-3(j)(4)(ix) applicable to Section 409A.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                        CVSL Inc. Director SMART Bonus Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CVSL Inc.

Date: July 24, 2013	By:	/s/ John P. Rochon
John P. Rochon
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description

10.1	CVSL Inc. Director SMART Bonus Plan.